Exhibit A

        Robert Mondavi Reports Results for Third Quarter of Fiscal 2004

     NAPA, Calif.--(BUSINESS WIRE)--April 22, 2004--The Robert Mondavi Corporation (Nasdaq:MOND) today announced results for its third quarter of fiscal 2004.
     The company reported net income of $2.0 million, or $0.12 per diluted share, for the quarter ended March 31, 2004, compared to a net loss of $1.8 million, or $0.11 per diluted share, a year ago. Last year's quarter included $4.8 million, or $0.18 per diluted share, in net charges taken at the time of a restructuring (see note 1 for more details). Net revenues for the quarter increased 6 percent over the same period last year to $98.1 million, reflecting a 9 percent increase in sales volume and 5 percent growth in wholesale depletions. Wholesaler inventories of the company's products held steady at 50 days at the end of the quarter, compared to 50 days last year and 49 days at the end of December.
     Net income for the first nine months of the fiscal year increased by 34 percent to $21.3 million, or $1.29 per diluted share, from $15.9 million, or $0.97 per diluted share, a year ago. Net revenues for the first nine months of the fiscal year increased by 5 percent to $349.4 million, reflecting a 5 percent increase in sales volume.
     "We continue to make progress in establishing momentum behind our new product initiatives, which are now contributing significantly to topline growth. But, since investments behind these initiatives and competitive pressure on Woodbridge are causing margin compression, it's important that we also remain focused on delivering operating expense efficiencies," said Gregory M. Evans, President and CEO.
     The company said it still expects full-year fiscal 2004 earnings per diluted share to range from $1.63 to $1.78, including approximately $0.06 per diluted share in inventory step-up charges. The company also announced that it will schedule a conference call in late June to discuss its outlook for fiscal 2005.
     Robert Mondavi Corporation produces and markets fine wines under the following labels: Robert Mondavi Winery, Robert Mondavi Private Selection, La Famiglia, Woodbridge Winery, Byron Vineyards & Winery, Io, Arrowood Vineyards & Winery and Grand Archer by Arrowood. The company also produces Opus One, in partnership with the Baroness Philippine de Rothschild of Chateau Mouton Rothschild of Bordeaux, France; Luce, Lucente, Danzante and the wines of Tenuta dell'Ornellaia, in partnership with the Marchesi de' Frescobaldi of Tuscany, Italy; and Sena and Arboleda, in partnership with the Eduardo Chadwick family of Vina Errazuriz in Chile. Kirralaa, the first Australian wines produced by Robert Mondavi in partnership with Southcorp and Rosemount's Oatley family, were introduced in February 2003. In addition to the partnership wines, Robert Mondavi Imports represents the wines of Marchesi de' Frescobaldi, Attems, Vina Errazuriz and Vina Caliterra in the United States.
     On July 29, 2004, Robert Mondavi expects to release its fourth quarter fiscal 2004 earnings, followed by a conference call at 7:30 a.m. PT. A live listen-only web cast and a copy of the prepared remarks of the conference call will be available at www.robertmondavi.com under "Investor Relations."


                            ROBERT MONDAVI
                         FINANCIAL HIGHLIGHTS
                 (In thousands, except per share data)

                               Three Months Ended   Nine Months Ended
                                    March 31,           March 31,
                               ------------------- -------------------
                                 2004      2003      2004       2003
                               --------- --------- --------- ---------
Cases sold                        2,171     1,986     7,437     7,106
Net revenues                    $98,149   $92,164  $349,427  $331,864
Cost of goods sold               61,509    62,679   211,235   202,395
                               --------- --------- --------- ---------
Gross profit                     36,640    29,485   138,192   129,469
Gross profit %                     37.3%     32.0%     39.5%     39.0%
Operating expenses               30,693    22,197    95,327    88,819
Special charges                     - -     3,394       - -     6,504
                               --------- --------- --------- ---------
Operating income                  5,947     3,894    42,865    34,146
Other (income) expense:
 Interest                         4,920     5,832    16,121    16,658
 Equity (income) loss from
  joint ventures                 (1,569)      489    (6,026)   (7,906)
 Other                             (583)      505      (771)       81
                               --------- --------- --------- ---------
Income before income taxes        3,179    (2,932)   33,541    25,313
Income tax provision (benefit)    1,160    (1,084)   12,242     9,366
                               --------- --------- --------- ---------
Net income (loss)                 2,019    (1,848)   21,299    15,947
Weighted average number of
 shares outstanding --
 Diluted                         16,579    16,290    16,489    16,363
Earnings (loss) per share --
 Diluted                          $0.12    ($0.11)    $1.29     $0.97

Net cash flows from Operating
 Activities                     $12,635   $(9,248)  $43,586   $18,377


                                 At 3/31/04      At 6/30/03
                                -------------   -------------
Current assets                      $519,051        $502,630
Total assets                         962,404         961,177
Current liabilities                   75,078          71,983
Total liabilities                    485,000         510,183
Shareholders' equity                 477,404         450,994
Working capital                      443,973         430,647
Total debt                           382,948         412,726


     Note 1: In the third quarter of fiscal 2003, the company incurred pre-tax inventory write-downs, asset impairment charges and employee separation expenses totaling $7.6 million, $2.2 million and $1.2 million, respectively, which were partially offset by a pre-tax gain of $6.1 million on the sale of non-strategic fixed assets.

     Forward-looking Statements

     This announcement and other information provided from time to time by the company contain historical information as well as forward-looking statements about the company, the premium wine industry and general business and economic conditions. Such forward-looking statements include, for example, projections or predictions about the company's future growth, consumer demand for its wines, including new brands and brand extensions, margin trends, anticipated future investment in vineyards and other capital projects, the premium wine grape market and the premium wine industry generally. Actual results may differ materially from the company's present expectations. Among other things, a soft economy, a downturn in the travel and entertainment sector, risk associated with continued worldwide conflicts, reduced consumer spending, or changes in consumer preferences could reduce demand for the company's wines. Similarly, increased competition or changes in tourism to our California properties could affect the company's volume and revenue growth outlook. The supply and price of grapes, the company's most important raw material, is beyond the company's control. A shortage of grapes might constrict the supply of wine available for sale and cause higher grape costs that put more pressure on gross profit margins. A surplus of grapes might allow for greater sales and lower grape costs, but it might also result in more competition and pressure on selling prices or marketing spending. Interest rates and other business and economic conditions could increase significantly the cost and risks of projected capital spending, which in turn could impact profit margins. For additional cautionary statements identifying important factors that could cause actual results to differ materially from such forward-looking information, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, on file with the Securities and Exchange Commission. For these and other reasons, no forward-looking statement by the company can nor should be taken as a guarantee of what will happen in the future.

    CONTACT: Robert Mondavi Corporation
             Robert Philipps, 707-251-4850
             VP, Treasury & Investor Relations
             Hilary Martin, 707-251-4487
             VP Corporate Communications